UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 19, 2015

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2015, Matador Resources Company (“Matador”) and its wholly-owned subsidiary, MRC Delaware Company, LLC (“MRC Delaware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HEYCO Energy Group, Inc. (the “Seller”) and Harvey E. Yates Company (the “Target”). Pursuant to the terms of the Merger Agreement, the Target will merge with and into MRC Delaware (the “Merger”), with MRC Delaware continuing as a wholly-owned subsidiary of Matador and holding all of the assets of the Target, which, at closing of the Merger (the “Closing”), will consist of certain oil and gas properties in Eddy and Lea Counties, New Mexico (together with related equipment, contracts, records and other assets, the “Assets”). The Assets include acreage located in Lea and Eddy Counties, New Mexico, strategically located near Matador’s existing Permian Basin acreage.

The Closing is subject to the satisfaction of a number of conditions, including, but not limited to, Matador’s satisfactory completion of its due diligence review of the Assets and the Target’s business and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the satisfaction of the conditions in the Merger Agreement, the Closing is expected to occur in the first quarter of 2015.

Matador will pay aggregate cash and equity consideration for the Merger, subject to certain adjustments, including for the operation of the Assets from September 1, 2014 until the Closing, title defects and environmental conditions, of (i) approximately $37.4 million in cash (including assumed debt obligations), (ii) 3,140,960 shares of Matador’s common stock (“Common Stock”) and (iii) 150,000 shares of a new class of Matador’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The private placement of the Common Stock and Series A Preferred Stock will be made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

The Series A Preferred Stock will convert into shares of Common Stock on a basis of 10 shares of Common Stock for each share of Series A Preferred Stock upon Matador shareholders’ approval of an amendment to Matador’s Amended and Restated Certificate of Formation to increase the number of authorized shares of Common Stock by an amount sufficient to issue the number of shares of Common Stock to be issued to the holders of Series A Preferred Stock upon such conversion (the “Amendment”). The holders of Series A Preferred Stock will vote, on an as-converted basis, together with the holders of Common Stock as a single class, except with respect to matters that would adversely affect the holders of Series A Preferred Stock as compared to the holders of Common Stock, in which case the holders of Series A Preferred Stock will vote as a separate class.

The shares of Series A Preferred Stock will be entitled to receive any cash dividends declared on the Common Stock on an as-converted basis. In addition, if the Amendment is not approved by Matador’s shareholders prior to the date that is six months following the closing date of the Merger, the holders of Series A Preferred Stock shall be entitled to receive dividends on the Series A Preferred Stock in cash at a quarterly rate of $1.80 per share of Series A Preferred Stock. The Merger Agreement requires that Matador and the Seller enter into a mutually agreeable voting agreement pursuant to which the Seller will agree to vote in favor of the Amendment.

In addition, Matador has agreed to enter into a registration rights agreement with the Seller at Closing, pursuant to which Matador will be required, upon request from the Seller at any time after the one year anniversary of the Closing, to file and maintain a shelf registration statement with respect to the resale of the shares of Common Stock issued as consideration for the Merger and upon conversion of the Series A Preferred Stock, respectively, and to provide piggyback registration rights for such shares of Common Stock.

The Merger Agreement contains customary representations and warranties and covenants by the Seller, the Target and Matador. Among other things, during the period between the execution of the Merger Agreement and the consummation of the transaction contemplated by the Merger Agreement, the Target and the Seller have agreed to (i) provide Matador with reasonable access to the Assets; (ii) conduct the Target’s operations with respect to the Assets in the ordinary course; and (iii) restrict certain activities and capital expenditures relating to the Assets without the consent of Matador. Matador has agreed to use reasonable efforts to cause the Amendment to be approved at its next regularly scheduled meeting of shareholders or at a special meeting of shareholders prior to such annual meeting called for the purpose of approving the Amendment. If the Amendment is not approved at Matador’s next regularly scheduled annual meeting, Matador has agreed to reintroduce the Amendment at each annual meeting of shareholders held thereafter until the Amendment is approved. In addition, Matador has agreed, subject to the fiduciary duties of its Board of Directors, to, effective as of and subject to the Closing, (A) increase the size of its Board of Directors from eight to nine members, (B) appoint George M. Yates, the Chairman, President and Chief Executive Officer of the Seller, to Matador’s Board of Directors until the next election of directors by Matador’s shareholders and (C) nominate Mr. Yates for re-election at Matador’s 2015 annual meeting of shareholders. As described below under Item 5.02 of this Current Report on Form 8-K (this “Current Report”), Matador’s Board of Directors approved such matters, subject to the Closing, on January 19, 2015.

The description of the Merger Agreement set forth above is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference. This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Matador, the Seller, or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Matador, the Target or the Seller. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Matador’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report regarding the issuance and sale of shares of Common Stock and Series A Preferred Stock to the Seller is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2015, subject to the Closing, Matador’s Board of Directors increased the size of the Board of Directors from eight to nine members and appointed George M. Yates, the Chairman, President and Chief Executive Officer of the Seller, to fill the vacancy created by such increase until the next election of directors by Matador’s shareholders and, thereafter, until his successor is duly appointed. Mr. Yates was appointed as a Class II director.

Mr. Yates is the Chairman, President and CEO of HEYCO Energy Group, Inc., an exploration and production company, with offices in Roswell, New Mexico and Dallas, Texas, a position he has held since 1996. Mr. Yates has served as chairman of several industry organizations, including the Independent Petroleum Association of America, the Natural Gas Council, Mountain States Legal Foundation, the Business Industry Political Action Committee, and the Independent Petroleum Association of New Mexico. He won the oil and gas industry’s prestigious Chief Roughneck Award in 2004 and entered the Rocky Mountain Oil & Gas Hall of Fame in 2009. Mr. Yates holds a bachelor’s degree in business administration from the University of Texas at Austin and is a graduate of Harvard Business School’s Owner/President Management executive education program. Due to his long oil and natural gas industry career and significant relationships, experience, expertise and familiarity with the Assets, Mr. Yates will provide valuable insight to Matador’s Board of Directors with respect to Matador’s operations, management and development of its Permian Basin acreage.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 20, 2015, Matador issued a press release (the “Press Release”) announcing the execution of the Merger Agreement described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Matador expects to make presentations concerning its business and the proposed acquisition of Target to potential investors. The materials to be utilized during the presentations are furnished as Exhibit 99.2 hereto.

The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 19, 2015, by and among HEYCO Energy Group, Inc., Harvey E. Yates Company, Matador Resources Company and MRC Delaware Company, LLC*

99.1	Press Release, dated January 20, 2015

99.2	Presentation Materials

*	Pursuant to Item 601(b)(2) of Regulation S-K, Matador agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: January 20, 2015	By:	/s/ Craig N. Adams
Name: Craig N. Adams
Title: Executive Vice President

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 19, 2015, by and among HEYCO Energy Group, Inc., Harvey E. Yates Company, Matador Resources Company and MRC Delaware Company, LLC*

99.1	Press Release, dated January 20, 2015

99.2	Presentation Materials

*	Pursuant to Item 601(b)(2) of Regulation S-K, Matador agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.